SCHEDULE 14A
                               (RULE 14A-101)

                          SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                          SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. )

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        { } Confidential, For Use of the Commission Only (as permitted by
        Rule 14a-6(e)(2))
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{X}     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                        BIRMINGHAM STEEL CORPORATION
         ---------------------------------------------------------
              (Name of Registrant as specified in its charter)

                        ----------------------------
    (Name of person(s) filing proxy statement, if other than Registrant)

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-----
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                                    Contacts:  Roy Winnick/Roanne Kulakoff
                                               Kekst and Company
                                               212-521-4842 or 4837



                    BIRMINGHAM STEEL CORPORATION REPORTS
                        STRONG FIRST-QUARTER RESULTS
----------------------------------------------------------------------------

  COMPANY'S NET PROFIT, DESPITE CONTINUING DIFFICULT INDUSTRY ENVIRONMENT,
                 REFLECTS STRENGTH OF ITS CORE OPERATIONS

    Company completes long-term financing arrangements with its lenders

 Annual Meeting scheduled to take place in Orlando, Florida, on December 2


BIRMINGHAM, Ala. (October 14, 1999) - Reflecting the strength of its core mini-mill and scrap operations, Birmingham Steel Corporation (NYSE: BIR) today reported a net profit for its first fiscal quarter ended September 30, 1999. The Company achieved net income of $5,766,000, or $0.19 per share, which included start-up expenses related to the new rolling mill in Cartersville, Georgia, of $4,497,000, or $0.09 per share. Excluding start-up expenses and unusual items, net income was $0.28 per share, versus $0.30 per share on a comparable basis in the first fiscal quarter last year.

For the prior-year quarter, the Company reported net income from continuing operations of $10,926,000, or $0.37 per share. Pre-operating start-up expenses associated with the Cartersville project in the prior-year quarter were $1,343,000, or approximately $0.03 per share. Net income in the prior-year quarter also included pre-tax gains of $5.1 million, or $0.10 per share, from the sale of property and income from settlements with electrode suppliers.

Reflecting continued high import levels, net sales for the first quarter of the current fiscal year were $176.8 million, versus $207.5 million in the same period last year. Steel shipments for the current-year quarter were 642,000 tons, versus 656,000 tons in the prior-year period. Shipments in the prior-year quarter included approximately 66,000 tons of semi-finished billet shipments from the Cartersville facility, compared with billet shipments of 8,000 tons in the current-year quarter. Since start-up of the new mid-section mill in March, most of the Cartersville billet production is now consumed internally.

Robert A. Garvey, Chairman and Chief Executive Officer of Birmingham Steel Corporation, said, "We are very pleased with the strong first-quarter financial performance of our core mini-mill and scrap operations. As we have previously stated, these operations are fundamentally sound and profitable. Despite continued pressures on steel shipments and selling prices caused by continued high import levels, our core operations achieved internal earnings targets."

Garvey continued, "The first-quarter results clearly indicate the soundness of the strategic restructuring that we announced on August 18, and that we are now aggressively implementing. We are confident that the core operations of Birmingham Steel provide the best platform to enhance the Company's profitability and to achieve our overriding objective of building shareholder value."

On August 18, 1999, the Company announced a strategic restructuring pursuant to which the Company is seeking to divest its SBQ (special bar quality) operations, which include its 50% interest in American Iron Reduction, and its 50% investment in an unprofitable West Coast scrap joint venture. In the Company's financial results for the fourth quarter and fiscal year ended June 30, 1999, the Company recorded charges associated with the strategic restructuring, including a provision for estimated operating losses to be incurred by the SBQ operations until disposal. In accordance with generally accepted accounting principles ("GAAP"), the SBQ operations are presented as discontinued operations and losses from these operations are charged against a reserve included in the Company's balance sheet. For the quarter ended September 30, 1999, the Company did not record any additional charges in connection with discontinued operations.

The Company also announced that it has reached a definitive agreement with its lenders regarding modifications of its various debt agreements to provide for availability of funds under the Company's outstanding debt facilities. The Company previously stated that modifications to certain of its principal debt agreements were required as a result of the fiscal 1999 operating losses attributable to the SBQ operations, as well as the Company's decision to pursue the strategic restructuring.

The new agreement, signed on October 13, 1999, supersedes the previously announced interim financing accord announced by the Company on September 29, 1999, which had provided availability of $235 million through December 28, 1999. Under the new accord, the Company's availability will be increased to a maximum of $300 million effective January 1, 2000. The new financing arrangement will result in higher interest costs to the Company and is secured by a collateral package that includes substantially all of the Company's assets. The Company said that, in accordance with GAAP, it expected to record in its financial results for the second quarter ending December 31, 1999, an after-tax charge of approximately $1.3 million, or approximately $0.04 per share, related to the debt refinancing.

Garvey commented, "We are pleased to have successfully completed the necessary modifications to our long-term financing arrangements, and we appreciate the continued support by our banks and senior noteholders. We expect that the new financing arrangements will provide the Company with sufficient availability to meet our future operating needs and to complete the strategic restructuring."

Garvey continued, "As reflected in the agreement with its lenders, the Company continues to face challenges as a result of its current debt levels. However, we are committed to overcoming these challenges by taking steps to optimize our core operations and complete the strategic restructuring in a timely manner. The successful completion of the restructuring should allow the Company to reduce debt and provide greater strategic, operational and financial flexibility."

The Company said it filed its Annual Report on Form 10-K with the Securities and Exchange Commission yesterday. The Company had previously announced that it had filed for a statutory 15-day extension to file its Form 10-K in order to provide time to complete negotiations with its lenders.

Separately, the Company announced that its Annual Meeting of Stockholders, which as previously announced is scheduled to be held on December 2, will take place at 10 a.m., local time, on that date, and will be held at the Peabody Orlando Hotel, 9801 International Drive, Orlando, Florida.

Birmingham Steel operates in the mini-mill sector of the steel industry and conducts operations at facilities located across the United States. The common stock of Birmingham Steel is traded on the New York Stock Exchange under the symbol "BIR."

Except for historical information, the matters described in this press release are forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including economic conditions, market demand factors, equipment breakdowns ore failures, Birmingham Steel's success in implementing the restructuring plan, the Company's continued compliance with its financing arrangements and its principal debt agreements, as well as other risks described from time to time in the Company's periodic and special filings with the Securities and Exchange Commission. Any forward-looking statements contained in this document speak only as of the date hereof, and the Company disclaims any intent or obligation to update such forward-looking statements.

Birmingham Steel Corporation (the "Company") and certain other persons named below may be deemed to be participants in the solicitation of proxies in connection with the 1999 annual meeting of shareholders. The participants in this solicitation may include the directors of the Company (William J. Cabaniss, Jr., C. Stephen Clegg, Alfred C. DeCrane, Jr., E. Mandell de Windt, Robert A. Garvey, E. Bradley Jones, Robert D. Kennedy, Richard de J. Osborne and John H. Roberts) and the following executive officers, members of management and employees of the Company: Robert A. Garvey (Chairman and Chief Executive Officer), Brian F. Hill (Chief Operating Officer), Kevin E. Walsh (Executive Vice President - Chief Financial Officer), William R. Lucas, Jr. (Managing Director - Southern Region), Jack R. Wheeler (Managing Director - Northern Region), Raymond J. Lepp (Managing Director - Western Region), J. Daniel Garrett (Vice President - Finance & Control), Catherine W. Pecher (Vice President - Administration & Corporate Secretary), Charles E. Richardson III (General Counsel), Philip L. Oakes (Vice President - Human Resources), W. Joel White (Vice President - Information Technology) and Robert G. Wilson (Vice President - Business Development). As of the date of this communication, none of the foregoing participants individually owned in excess of 1 percent of the Company's common stock or in the aggregate in excess of 3 percent of the Company's common stock.

The Company has retained Credit Suisse First Boston Corporation ("CSFB") and Banc of America Securities LLC ("BAS") to act as its financial advisors, for which CSFB and BAS will receive customary fees, as well as reimbursement of reasonable out-of-pocket-expenses. In addition, the Company has agreed to indemnify CSFB, BAS and certain related persons against certain liabilities, including liabilities under federal securities laws, arising out of their engagement. Each of CSFB and BAS are investment banking firms that provide a full range of financial services for institutional and individual clients. Neither CSFB nor BAS admit that it or any of its directors, officers or employees is a "participant," as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the solicitation, or that Schedule 14A requires the disclosure of certain information concerning CSFB and BAS, and the following investment banking employees of CSFB or BAS, as the case may be, may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of the Company:
Peter R. Matt, William C. Sharpstone and Murari S. Rajan of CSFB; and Gidon
Y. Cohen, Shawn B. Welch and Sumner T. Farren of BAS. In the normal course of their business, both CSFB and BAS regularly buy and sell securities issued by the Company for their own account and for the accounts of their respective customers, which transactions may result in CSFB, BAS or their respective associates having a net "long" or net "short" position in the Company's securities, or option contracts of other derivatives in or relating to such securities. As of October 12, 1999, CSFB had a net short position of 100 shares of the Company's common stock and as of September 8, 1999, BAS had a net long position of 242,224 shares of the Company's common stock.

                              [Table follows]



                        BIRMINGHAM STEEL CORPORATION
                            Financial Highlights
               (in 000s except for share and per share data)


                                             Three Months Ended September 30,
                                        --------------------------------------

                                                1999                 1998
                                        --------------------------------------

  Revenues                                 $    176,802        $     207,502

  Net Income                               $      5,766        $      10,926

  Earnings per share                       $       0.19        $        0.37

  Earnings per share, excluding
     start-up costs and unusual items      $       0.28        $        0.30

  Average shares outstanding                 29,704,921           29,283,996

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